                                                                 EXHIBIT 2(k)(1)
                               SERVICE AGREEMENT


     THIS AGREEMENT made as of the 1st day of March, 1990, between Blue Chip Value Fund, Inc., a corporation organized under the laws of the State of Maryland (hereinafter called "COMPANY") and Mellon Securities Trust Company, a New York Trust Company with its principal office at 120 Broadway, New York, New York (hereinafter called "MELLON, TRUST COMPANY, REGISTRAR, OR TRANSFER AGENT").


     WITNESSETH:

     NOW THEREFORE, in consideration of the mutual covenants herein set forth, the company and Mellon agree as follows:

     1. Mellon will be named as Transfer Agent, Registrar, and Dividend Disbursement Agent for the Company.

     2. Attached to this Agreement and designated as "Exhibit A" is a listing of certain services which Mellon agrees to provide to the Company and a Fee Schedule setting forth the compensation the Company will pay to Mellon for its services to the Company pursuant to this Agreement. Should there be a termination of the transfer agency after the initial one year period, there will be a charge of $1.00 per account upon termination.

     3. Attached to this Agreement and designated as "Exhibit B" is a statement of Procedures and Requirements For The Transfer and Registration of Stock and the Disbursement of Dividends. Exhibit B is revised as attached.

     4. It is agreed between Mellon and the Company that the term of this Agreement shall be for a period of not less than one year commencing on March 1, 1990.

     5. It is understood that Mellon's fee will not be increased during the initial (12) month period of this Agreement. In the event there is an increase in the cost of performance of the services due to changes in applicable regulations of any regulatory agencies, the amount of such cost shall be paid by the Company. It is further provided that Mellon shall comply with all applicable laws and regulations relating to pricing which may then be in effect.

     6. These fees do not include out-of-pocket expenses such as (a) stationary, the issuance of stock certificates or other services related to special work, such as stock dividends, mergers, tenders, acquisitions or other services not presently being performed by Mellon, (b) proxies issued and tabulated for special meetings, (c) supplies, magnetic tapes, overtime charges, folding, bulk mailing, manual and machine insertion, (d) expenses connected with special reporting for year-end fees, commissions and State Information Returns. Mellon shall be reimbursed for the cost of any and all forms, including blank checks, and proxies, used by it in communicating with shareholders of the Company, or especially prepared for use in connection with its actions hereunder, as well as the cost of postage, telephone and telegraph used in communicating with Shareholders of the Company, provided that Mellon, prior to ordering any forms
                             --------
in such supply as it estimates will be adequate for more than two years' use, shall obtain written consent of the Company. All forms for which Mellon has received reimbursement from the Company shall be and remain the property of the Company until used. Mellon shall also receive from the Company reimbursement for reasonable counsel fees incurred by Mellon in connection with the performance of its duties under this Agreement, unless such fees are incurred on a matter involving Mellon's willful misconduct or negligence provided that the
                                                             --------
Company's prior written approval of the use of counsel shall be obtained.
Mellon shall assess service charges against shareholders of the Company with the written consent of the Company.

     7. This Agreement may not be terminated prior to the expiration for any reason except for unacceptable service performance by Mellon, or the non-payment by the Company of Mellon's monthly bills within a period of the time deemed reasonable by Mellon. Unacceptable service performance shall mean noncompliance with the then current generally accepted service standards of the securities transfer industry.

     8. For Services performed under this Agreement, Mellon will send monthly invoices to the Company, and payment of said invoices is due within 30 days of receipt.

     9. This Agreement may not be amended or modified in any manner except by a written agreement by both Mellon and the Company with the same formality as this Agreement.

     10. During the last ninety days of this Agreement, either Mellon or the Company may by thirty days written notice to the other request that the terms herein be renegotiated or the Agreement terminated. In the absence of such written notification by either party to the other during such ninety day period, this Agreement will automatically continue for an additional one year period and subsequent one year periods thereafter under the same conditions.

     11.  Indemnification

     (a) The Company shall indemnify and hold harmless Mellon against claims and liabilities (including reasonable expenses and reasonable attorneys' fees) incurred arising out of (i) the transactions which occurred prior to the date on which Mellon assumed duties under the Agreement;
(ii) errors in the COMPANY'S records and out-of-proof records which were present as of such date; (iii) any act done or suffered by Mellon in good faith in connection with such duties in reliance upon any instructions, order, stock certificate, assignment, affidavit, certificate, or other instrument reasonably believed by it to be genuine and to bear the genuine signature of any person or persons authorized to sign, countersign, or execute the same; (iv) any act done or suffered by Mellon in good faith in reliance upon any instructions received from any officer of the Company or advice or counsel for the Company or for Mellon as long as the instructions or advice are writing; and (v) any other act done or suffered by Mellon in good faith and without negligence in connection with such duties.

UNDER NO CIRCUMSTANCES SHALL MELLON BE RESPONSIBLE FOR SPECIAL OR CONSEQUENTIAL DAMAGES ARISING FROM THE PERFORMANCE OF DUTIES UNDER THIS AGREEMENT.

     (b) Mellon may subcontract or delegate duties under this Agreement to affiliate corporations, provided, however, no such delegation or subcontracting shall relieve Mellon of its liabilities and responsibilities to the Company under this Agreement. In the event that Mellon desires to subcontract any of its duties under this Agreement to a third party, Mellon may do so, provided that it provides prior notice to the Company and provided further that such subcontracting does not relieve Mellon of its liabilities and responsibilities to the Company under this Agreement.

     12. This Agreement shall be governed by and construed, and interpreted in accordance with the laws of the State of New York.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the day and year first above written.

                                 BLUE CHIP VALUE FUND, INC.


                                 BY: /s/ Steven G. Wine



                                 MELLON SECURITIES TRUST COMPANY


                                 BY: /s/ Charlie Purcer

                             BLUE CHIP VALUE FUND
                   TRANSFER AGENT FEE SCHEDULE AND SERVICES
                                   EXHIBIT A


The minimum annual account maintenance fee is $46,000 based on 7,500 shareowner accounts and 6,600 Dividend Reinvestment accounts. Voluntary cash investments will be charged the applicable rates outlined below. If the above-mentioned shareowner and dividend reinvestment base account numbers are exceeded, the following fee schedule will apply:

Annual Account Maintenance Fee, per account                                $3.50
Certificate Issuance, per certificate                                       1.50
Certificates Cancelled, each                                                 .20
Dividend Reinvestment, each                                                  .75
Voluntary Cash Investments:
      voluntary Cash, per account                                           2.00
      Voluntary Cash Acknowledgement Letter, each                           1.00

The above account charges include the services described, except as otherwise specifically provided.


Maintenance of Accounts
-----------------------

Update records daily - posting for debit/credit transactions. Answer shareowner correspondence.
Change addresses.
open and close accounts.
Maintenance of stop transfer - including placing and removing.

The rate for accounts maintained will be applied to the number of accounts existing at the end of the billing period, plus all new accounts opened during the billing period.


Stock Transfer
--------------

Receive, examine, record, mail or deliver.
Process window and mail items and legal transfers.
Cancel and issue certificates.
Process Indemnity Bonds and replace lost certificates.
Forward transfer reports daily.

Dividend Disbursement
---------------------

Purchase shares on market to meet requirements of the Dividend Reinvestment
Plan.
Reinvest dividends, prepare statements, or issue dividend checks.
Solicit certified TIN numbers.
File 1099 Forms with IRS.


Special Lists
-------------

Statistical Summary Report to show geographic, share range, and class code.


Annual Meeting
--------------

Issue and mail proxies first class with proxy statements, return envelopes, and Annual Reports.
Mail Broker Search Notices.
Receive, examine, and tabulate proxies.

Report vote.
Act as Inspectors of Election. If attendance is required, travel expenses will be reimbursed to Mellon.


Tax Returns
-----------

Mellon shall prepare, file with the Internal Revenue Service and with the appropriate state agencies and, if required, mail to shareholders such returns for reporting, dividends and distributions paid as are required to be so filed and mailed and shall withhold such sums as are required to be withheld under applicable federal and state income tax laws, rules, and regulations.


Books and Records
-----------------

Mellon shall maintain records showing for each shareholder's account the following:

     A.   Names, addresses, and tax identifying numbers;

     B.   Number of shares held;

     C. Historical information regarding the account of each shareholder, including dividends paid, voluntary cash investments and date and price for all transactions;

     D.   Any stop or restraining order placed against the account;

     E. Information with respect to withholdings in the case of a foreign account;

     F. Any dividend reinvestment order, plan application, dividend address and correspondence relating to the current maintenance of the account;

     G. Certificate numbers and denominations for any shareholder holding certificates;

     H. Any information required in order for Mellon to perform the calculations contemplated or required by this Agreement.

          Any such records required to be maintained by Rule 31a-1 of the General Rules and Regulations under the Investment Company Act of 1940 shall be preserved for the periods prescribed in Rule 31a-2 of said rules as specifically noted below. Such record retention shall be at the expense of the Company and records may be inspected by the Company at reasonable times. Mellon may, at its option at any time, and shall forthwith upon the Company's demand, turn over to the Company and cease to retain in Mellon's files, records and documents created and maintained by Mellon pursuant to this Agreement, which are no longer needed by Mellon in performance of its services or for its protection.

          If not so turned over to the Company, such records and documents will be retained by Mellon for six years from the year of creation, during the first two of which such documents will be in readily accessible form. At the end of the six-year period, such records and documents will either be turned over to the Company, or destroyed in accordance with the Company's authorization.


Information
-----------

Mellon shall furnish to the Company such information, including shareholder lists, and statistical information as may be agreed upon from time to time.

                                   EXHIBIT B

                        MELLON SECURITIES TRUST COMPANY

                          PROCEDURES AND REQUIREMENTS

                  FOR THE TRANSFER AND REGISTRATION OF STOCK
                       AND THE DISBURSEMENT OF DIVIDENDS

                                  IN GENERAL


1.   Documents to be filed at time of Appointment.

     When Mellon Securities Trust Company (hereinafter called "the Trust Company") is appointed Transfer Agent or registrar of stock, the following documents shall be furnished to the Trust Company:

     (a) A copy of resolutions adopted by the Board of Directors of the Corporation appointing the Trust Company as Transfer Agent and/or Registrar, as the case may be, duly certified by the Secretary of the Corporation under the corporate seal.

     (b) A copy of the By-Laws of the Corporation as amended to date, duly certified by the Secretary of the Corporation under the corporate seal.

     (c) A copy of the certificate of incorporation of the Corporation, and all amendments thereto, certified by the Secretary of State of the state of incorporation.

     (d) Specimen stock certificates (both those currently in use and those formerly in use, if any such be outstanding) of the class or classes of stock for which the Trust Company is appointed, certified by the Secretary of the Corporation to be specimens of the duly authorized stock certificates of the Corporation.

     (e) A certificate, in duplicate, executed by the Secretary of the Corporation under the corporate seal, certifying as to the names, offices and specimen signatures of the officers of the Corporation who are authorized to sign stock certificates or who are authorized to sign notices, requests, orders, instructions and other communications to the Trust Company, and as to the names of the other transfer agents and registrars, if applicable, for the stock with respect to which the Trust Company is being appointed as Transfer Agent and/or Registrar.

     (f) List of certificate number and the registered holder thereof, against which stop transfers have been placed and advice of any transfer restrictions against outstanding certificates.

     (g) Opinion of counsel for the Corporation to the effect that (i) the Corporation is duly organized and existing under the laws of its state of incorporation, (ii) all shares of stock of the Corporation covered by the appointment have been duly registered under the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended.


2.   Limit of Authority - Changes in Capital Structure

     The authority of the Trust Company as Transfer Agent or Registrar shall, unless expressly limited by the resolution of appointment or subsequently by corporate action, extend to all of the shares (of the class or classes which the Trust Company is appointed) authorized to be issued at the time of such appointment and subsequent thereto.

     Should there be an increase of the number of shares authorized, or a capitalization or other event requiring a change in the form of stock certificate, the Trust Company will thereafter issue or register such new or additional certificates, effect such exchanges and perform such other duties as may be required in connection therewith upon receiving:

     (a) A certified copy of the amendments to the certificate of incorporation of the Corporation, certified by the Secretary of State of the state of incorporation.

     (b) A certified copy of the resolution of adopted by the Board of Directors extending the authority of the Trust Company, if the existing resolution of authority is limited.

     (c) Specimens of any new stock certificates certified by the Secretary of the Corporation to be specimens of the duly authorized stock certificates of the Corporation.

     (d) Opinion of counsel for the Corporation to the effect that all shares have been duly registered under the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended.

3.   Future Amendments of Charter and By-Laws

     The corporation will promptly file with the Trust Company appropriately certified copies of all amendments to its certificate of incorporation and by-laws subsequent to the date of certification of such documents previously filed.


4.   Death, Resignation or Removal of officers of the  Corporation

     The Trust Company shall not be charged with notice of any change in the officers of the Corporation until notice of such change shall be made in writing by the Corporation to the Trust Company. In case any officer of the Corporation who shall have signed blank stock certificates (or whose facsimile shall have been used) shall die, resign or be removed prior to the issuance of such certificates, the Trust Company, as Transfer Agent or Registrar, may issue or register such stock certificates, as the stock certificates of the Corporation, not withstanding such death, resignation or removal, until specifically directed to the contrary by the Corporation in writing.


5.   Resignation or Removal

     The Trust Company may resign at any time, subject to any separate agreement on this point which the Trust Company may have with the Corporation, by mailing, postage prepaid, written notice of such resignation to the Corporation at its last known address, and thereupon its duties as Transfer Agent or as Registrar shall cease. The Trust Company may at any time, by a resolution of the Board of Directors of the Corporation, be removed as Transfer Agent or as Registrar, subject to any separate agreement on this point which the Trust Company may have with the Corporation, such removal to become effective upon receipt by the Trust Company of a certified copy of such resolution and upon the payment of all amounts due the Trust Company in connection with such agency.


                               AS TRANSFER AGENT

6.   Original Issue of Stock Certificates

     The Trust Company as Transfer Agent will make original issues of stock certificates upon the written instructions of any officer of the Corporation.

7.   Stock Certificates

     The Corporation shall furnish the Transfer Agent with a sufficient supply of blank stock certificates and from time to time will renew such supply upon the request of the Trust Company. Such blank stock certificates shall be signed manually or by facsimile signatures of officers of the Corporation authorized by law or by the by-laws to sign stock certificates, and, if required, shall bear the corporate seal or facsimile thereof.


8.   Transfer of Stock

     Shares of stock will be transferred or exchanged and new certificates issued in lieu thereof upon the surrender of certificates properly endorsed (or unendorsed if an endorsement is not necessary) accompanied by such requirements as the Corporation and the Trust Company may deem necessary to evidence the authority of the person making the transfer and accompanied by any required stock transfer stamps. The Trust Company reserves the right to refuse to transfer shares until it is satisfied that the endorsement on the certificates is valid and genuine, and for that purpose it may require an acceptable guaranty of signature. The Trust Company also reserves the right to withhold transfer of the shares until it is satisfied that the requested transfer is properly authorized, and it shall incur no liability for the refusal in good faith to make transfers for which, in its judgment, there has been submitted insufficient proof of the propriety of the transfer.


9.   Delivery of Stock Certificates by Mail

     When mail is.used for delivery of stock certificates, the Trust Company will forward stock certificates in non-negotiable form by first class mail and stock certificates in negotiable form by registered mail, all such mail deliveries to be covered while in transit to the addressees by insurance arranged for by the Trust Company.


10.  Lost Stock Certificates

     The Trust Company may issue replacement certificates for certificates represented to have been lost, stolen or destroyed upon the fulfillment of such requirements as shall be deemed appropriate by the Corporation, the Transfer Agent and the Registrar subject at all times to provisions of law or of the by laws of the Corporation governing such matters. The Trust Company may issue new certificates in exchange for and upon the cancellation of mutilated certificates.

11.  Stockholder Information

     The Trust Company will supply lists of stockholders and will address and mail notices to stockholders upon receiving instructions for the particular service from an officer of the Corporation.


12.  Disposition of Cancelled Certificates

     The Trust Company shall, from time to time, be entitled to send to the Corporation stock certificates which have been cancelled in transfer or in exchange, upon the understanding that such certificates shall not be destroyed by the Corporation without the concurrence of the Trust Company but will be safely stored for possible future reference. If the Corporation desires, however, it may avail itself of the Trust Company's destruction procedure.


13.  Inspection of Stock Books

     In case of any request or demand for the inspection of the stock books of the Corporation or any other books in the possession of the Trust Company, the Trust Company will endeavor to notify the Corporation and to secure instructions as to permitting or refusing such inspection. The Trust Company reserves the right, however, to exhibit the stock books or other books to any person if it is advised in writing by its counsel that it is legally obligated to exhibit the stock books or other books to such person.


14.  Shareholder Accounts

     (a) The Trust Company shall also maintain, as agent for each Dividend Reinvestment participant of the Corporation, an account in which the Trust Company will record the number of whole and fractional shares registered in the name of such shareholder except such whole shares for which the shareholder requests and is issued stock certificates. The Trust Company shall, upon written instructions from any shareholder in a form acceptable to the Corporation, or a member firm of the New York Stock Exchange, record transfers of whole shares each time shares are credited to or withdrawn from his account, and the Trust Company shall send a statement to the shareholder informing him of the transaction. Transactions directly between buyer and seller involving fractional shares shall be similarly processed. In transactions involving brokers, dealers, or other third parties, fractional shares will not be transferred; fractional shares shall remain in the selling shareholder's account except where the selling shareholder transfers all of his whole shares, in which case the fractions shall be disposed of in accordance with Section 14(c).

     (b) The Trust Company shall countersign share certificates representing whole shares for issuance and delivery to any shareholder upon receiving a written request for the issuance of share certificates. Shareholders who hold share certificates may surrender such certificates to the Trust Company, which may cancel the certificates and credit such shares to the shareholder's account. In all cases the Corporation authorizes the Trust Company to process transactions involving non-certified shares by appropriate entries in its stock transfer records.

     (c) Upon any termination of a shareholder's account, the Trust Company shall send to the shareholder or his transferee a stock certificate or certificates for the whole shares remaining in the account, and shall pay to the shareholder an amount equal to the value of a fractional interest in the account based on the closing price of the Corporation's shares on the New York Stock Exchange an the effective date of termination.

     (d) In order to provide the liquidation of fractional shares as provided in Section 14(c) and to facilitate any other appropriate adjustments in shareholder accounts, the Corporation shall establish and maintain a special account with the Trust Company entitled the "Share Account." In that connection:

          (1)  the Trust Company shall utilize the Share  Account as follows:

               (i) The Trust Company shall transfer into the Share Account fractional shares purchased from shareholders in connection with liquidations; such nominal shares or fractions as it removes from shareholder accounts in account adjustments; and any excess fractional shares resulting from its receipt of shares from the Corporation in connection with a distribution or its purchase of shares in the open market in connection with a dividend or distribution.

               (ii) The Trust Company shall transfer out of the Share Account fractional shares due shareholders in connection with a dividend or distribution and such nominal shares or fractions as may be required for account adjustment.

               (iii) Share transactions in the Share Account shall be based on the net asset value last computed by the Corporation in the case of adjustments resulting from a distribution of Corporation shares at net asset value, or the most recent closing price of the Corporation's shares on the New York Stock Exchange in other cases. Share balances in the Share Account shall be computed to three decimal places.

               (iv) The Trust Company shall make an appropriate entry in the cash portion of the Share Account for each share transaction in the Share Account. The Trust Company and the Corporation may from time to time adopt such mutually agreeable procedures concerning the Share Account transactions as they deem appropriate.

     (2) The Trust Company shall sell shares held in the Share Account and credit the proceeds to the Share Account from time to time upon the written instruction of the Corporation.

     (3) The Corporation shall, upon written notice supplied by the Trust Company that the cash balance of the Share Account has fallen below the sum of $250, or the share balance is inadequate for necessary transactions or adjustments, deposit forthwith the sum necessary to raise such cash balance to the sum of $500, or sufficient shares to increase the share balance to an adequate level.

     (4) The Trust Company shall, upon written request of the Corporation at any time the cash balance of the Share Account exceeds $ 750, pay to the Corporation an amount sufficient to reduce said cash balance to $500.


                                 AS REGISTRAR

15.  Registration of Original Issue of  Stock  Certificates

     The Trust Company, as Registrar, will register original issues of stock certificates upon the presentation to it for that purpose by the Transfer Agent of signed and countersigned stock certificates. The Trust Company shall record issues of shares of the stock of the Corporation, and shall notify the Corporation in case any proposed issue of shares by the Corporation would result in an over-issue as defined by Section 8-104(2) of the Uniform Commercial Code and in such event, shall refuse to credit such shares and shall not countersign and issue certificates for such shares.


16.  Registration in Transfer

     Certificates of stock will be registered in transfer upon the presentation to the Trust Company by the Transfer Agent of cancelled certificates theretofore issued for a like amount of stock and not previously discharged from registry. The Trust Company as Registrar will not be responsible for the validity of the transfer of stock, the genuineness of the endorsement, the authority of the transferor or the payment of taxes.


17.    Lost Stock Certificates

     The Trust Company may register replacement certificates for certificates represented to have been lost, stolen or destroyed upon the fulfillment of such requirements as shall be deemed appropriate by the Corporation, the Transfer Agent and the Registrar subject at all times to provisions of law or of the by laws of the Corporation governing such matters. The Company may register new certificates in exchange for and upon the cancellation of mutilated certificates.


                         AS DIVIDEND DISBURSING AGENT

18.  Appointment

     A copy of the resolution adopted by the Board of Directors of the Corporation appointing the Trust Company Dividend Disbursing Agent, certified by the Secretary of the Corporation under Corporate seal, shall be furnished to the Trust Company.


19.  Distributions

     The Trust Company shall act as Dividend Disbursing Agent and Dividend Reinvestment Agent under the Corporation's Automatic Dividend Reinvestment Plan for the Corporation and as such, in accordance with the provisions of the Corporation's Articles of Incorporation shall prepare and mail or credit income and capital gain payments to shareholders. As the Dividend Disbursing Agent, it shall, on or before the payment date of any such dividend or distribution, notify the Custodian of the estimated amount required to pay any portion of said dividend or distribution which is payable in cash, and the Corporation agrees that on or before the payment date of such distribution, it shall instruct the Custodian to make available to the Dividend Disbursing Agent sufficient funds for the cash amount to be paid out. If a shareholder is entitled to receive additional shares by virtue of any distribution or dividend, appropriate credits will be made to his account and/or certificates delivered where requested, all in accordance with the Corporation's Automatic Dividend Reinvestment Plan and Distribution Investment Plan.


                                      -9-